Exhibit A-8
(Unaudited)

Nicor Energy Ventures Company
Consolidating Balance Sheet
December 31, 2002
(Millions)

	Nicor Energy	Nicor	Nicor Energy		Adjustments
	Ventures	Enerchange	Services	Other	and
	Company	L.L.C.	Company	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$—	$3.4	$12.0	$1.2	$—	$16.6
Short-term investments, at cost which approximates market	—	—	—	0.4	—	0.4
Receivables	—	45.8	5.3	1.1	—	52.2
Gas in storage	—	33.7	—	—	—	33.7
Other	—	1.1	0.8	0.1	—	2.0

	—	84.0	18.1	2.8	—	104.9

Investments in continuing subsidiaries	16.3	—	—	—	(16.3)	—

Property, plant and equipment, at cost	0.8	1.4	3.2	—	—	5.4
Less accumulated depreciation	0.5	0.2	0.3	—	—	1.0

	0.3	1.2	2.9	—	—	4.4

Other assets	3.0	—	3.4	—	—	6.4

	$19.6	$85.2	$24.4	$2.8	$(16.3)	$115.7

LIABILITIES AND CAPITALIZATION
Current liabilities
Short-term borrowings	$1.7	$25.3	$0.3	$11.4	$—	$38.7
Accounts payable	—	48.3	5.4	1.0	—	54.7
Other	0.2	0.5	5.4	(6.4)	—	(0.3)

	1.9	74.1	11.1	6.0	—	93.1

Deferred credits and other liabilities
Deferred income taxes	—	—	—	2.0	—	2.0
Other	—	—	2.7	0.2	—	2.9

	—	—	2.7	2.2	—	4.9

Capitalization
Common stock	8.4	—	5.2	7.2	(12.4)	8.4
Paid-in capital	3.8	0.8	3.0	—	(3.8)	3.8
Retained earnings	5.4	10.2	2.4	(12.6)	—	5.4
Accum. other comprehensive income	0.1	0.1	—	—	(0.1)	0.1

	17.7	11.1	10.6	(5.4)	(16.3)	17.7

	$19.6	$85.2	$24.4	$2.8	$(16.3)	$115.7

Note:	Subsidiaries combined under “Other Subsidiaries” in Exhibits A-4 through A-9 aggregate less than 2% of Nicor Inc. consolidated assets or consolidated revenue.